CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
       email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.2
U.S. Physical Therapy Announces the Acquisition
of an Industrial Injury Prevention Business

Houston, TX, February 2, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of an industrial injury prevention business for approximately $15.1 million.  The business currently generates approximately $7.0 million in annual revenues. USPH acquired a 70% interest and 30% was retained by the current owner.

Eric Williams, President and Chief Operating Officer-East, said, “We are extremely pleased to announce this acquisition today which further expands our offerings in industrial injury prevention service lines.  The management team is a perfect fit for our culture, and we look forward to exploring cross-selling opportunities with our existing industrial injury prevention partners.”

About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 780 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.